Exhibit 10.31

EXECUTION COPY

LUNA INNOVATIONS INCORPORATED

CLASS C COMMON STOCK AND NOTE PURCHASE AGREEMENT

December 30, 2005

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TABLE OF CONTENTS

(continued)

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EXHIBITS

A	Form of Note
B	Amended and Restated Certificate of Incorporation
C	Schedule of Notes and Class C Common Stock Investments
D	Schedule of Exceptions
E	Schedule of Common Stock Outstanding
F	Form of Amended & Restated Investor Rights Agreement
G	Compliance Certificate
H	Opinion of Counsel to the Company

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LUNA INNOVATIONS INCORPORATED

CLASS C COMMON STOCK AND NOTE PURCHASE AGREEMENT

This Class C Common Stock and Note Purchase Agreement (this “Agreement”) is made as of December 30, 2005, by and between Luna Innovations Incorporated, a Delaware corporation (the “Company”), and Carilion Health System, a Virginia non-profit, non-stock corporation (the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Class C Common Stock Purchase Agreement dated as of August 2, 2005 (the “Prior Agreement”), pursuant to which the Investor purchased, and the Company sold and issued to the Investor, 2,639,688 shares (the “Original Class C Shares”) of the Company’s Class C Common Stock, par value $0.001 per share (the “Class C Common Stock”) at the First Closing (as defined in the Prior Agreement);

WHEREAS, the Prior Agreement contemplated the sale and issuance of (i) an additional 1,885,491 shares of Class C Common Stock (the “Second Tranche Shares”), subject to the satisfaction of certain conditions precedent, at a Second Closing (as defined in the Prior Agreement) and (ii) an additional 1,131,294 shares of Class C Common Stock (the “Third Tranche Shares”), subject to the satisfaction of certain conditions precedent, at a Third Closing (as defined in the Prior Agreement);

WHEREAS, the Company and the Investor have determined, among other things, that (i) the sale and issuance of the Second Tranche Shares at a Second Closing (as defined in the Prior Agreement) shall not occur and (ii) the sale and issuance of the Third Tranche Shares at a Third Closing (as defined in the Prior Agreement) shall occur on modified terms as set forth in this Agreement;

WHEREAS, the Company and the Investor desire to terminate the Prior Agreement and enter into this Agreement;

WHEREAS, the Company and the Investor are parties to that certain Investor Rights Agreement dated as of August 2, 2005 (the “Prior Investor Rights Agreement”) and that certain Right of First Refusal, Co-Sale and Voting Agreement dated as of August 2, 2005 (the “Right of First Refusal, Co-Sale and Voting Agreement”); and

WHEREAS, the Company and the Investor desire that (i) the Prior Investor Rights Agreement be amended and restated as of the date hereof to reflect certain changes and (ii) the Right of First Refusal, Co-Sale and Voting Agreement survive Closing (as defined below) without modification or amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

Authorization, Sale and Issuance of the Notes and the Class C Common Stock.

1.1 Authorization. The Company will, prior to the Closing (as defined below), authorize the sale and issuance, pursuant to the terms of this Agreement, of five (5) convertible promissory notes, each in the principal amount of one million dollars ($1,000,00.00), and each in substantially the form attached hereto as Exhibit A (each a “Note” and collectively the “Notes”) and 1,131,294 shares (the “Class C Shares”) of the Company’s Class C Common Stock, par value $0.001 per share (the “Class C Common Stock”), having the rights, privileges, preferences and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”). The Company will, prior to the Closing (as defined below), authorize and reserve: (i) 1,885,490 shares of Class C Common Stock for issuance upon conversion of the principal amount of the Notes prior to the Company’s IPO (as defined in the Notes) in accordance with their terms (the “Class C Note Conversion Shares”); (ii) 905,035 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) for issuance upon conversion of the maximum amount of accrued interest under the Notes prior to the Company’s IPO in accordance with their terms (the “Class B Note Conversion Shares”); (iii) 2,790,525 shares of Common Stock, par value $0.001 per share (the “Common Stock”) for issuance upon conversion of the principal and maximum amount of accrued interest under the Notes on or after the date of the Company’s IPO in accordance with their terms (the “Common Note Conversion Shares” and together with the Class C Note Conversion Shares and the Class B Note Conversion Shares, the “Note Conversion Shares”); (iv) 1,131,294 shares of Class C Common Stock for sale and issuance of the Class C Shares under this Agreement; (v) 2,149,145 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and 3,507,327 shares of Class B Common Stock for issuance upon conversion of the Class C Shares, the Class C Note Conversion Shares and the Original Class C Shares (such shares of Class A Common Stock and Class B Common Stock collectively, the “Conversion Shares”) and (vi) 5,656,472 shares of Common Stock for issuance upon the conversion of the Class B Note Conversion Shares and the conversion of the Conversion Shares.

1.2 Sale and Issuance of Notes and Class C Shares. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, (i) the Notes in the principal amounts set forth on Exhibit C attached hereto (the “Note Purchase Prices”) and (ii) the number of Class C Shares for the aggregate purchase price set forth on Exhibit C attached hereto (the “Class C Shares Purchase Price” and together with the Note Purchase Prices the “Aggregate Purchase Price”).

SECTION 2

Closing Date and Delivery of the Notes and the Class C Common Stock.

2.1 Closing. The purchase, sale and issuance of the Notes and the Class C Shares shall take place at a closing (the “Closing”) at the offices of Woods Rogers PLC, 10 South Jefferson Street, Suite 1400, Roanoke, Virginia 24011, at 10:00 a.m. local time on the date of this Agreement or such other date and time as the Company and the Investor mutually agree.

2.2 Delivery. At the Closing, the Company will deliver to the Investor (i) the Notes to be purchased by such Investor and (ii) a certificate registered in such Investor’s name representing the number of Class C Shares that such Investor is purchasing in such Closing, against payment of the Aggregate Purchase Price therefor as set forth on Exhibit C, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, (c) cancellation of indebtedness or (d) any combination of the foregoing. In the event that payment by the Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

2.3 Termination of Prior Agreement. Effective upon the Closing, the Prior Agreement (except for the representations and warranties of the Company and Investor contained in Sections 3 and 4, respectively, which shall survive until August 4, 2007) is hereby terminated and of no further force or effect. For purposes of clarity, the Prior Investor Rights Agreement shall be amended and restated as of the date hereof and the Right of First Refusal, Co-Sale and Voting Agreement shall survive the Closing without modification or amendment.

SECTION 3

Representations and Warranties of the Company.

A Schedule of Exceptions is attached hereto as Exhibit D (the “Schedule of Exceptions”). Except as set forth on the Schedule of Exceptions, the Company hereby represents and warrants to the Investor, effective as of each Closing (unless otherwise set forth herein), as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Notes (collectively, together with the exhibits and schedule hereto and thereto, the “Agreements”), to issue and sell the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares and to perform its obligations pursuant to the Agreements, the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Restated Certificate. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company’s financial condition or business as presently conducted (a “Material Adverse Effect”).

3.2 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, except as set forth on the Schedule of Exceptions.

3.3 Capitalization.

(a) Immediately prior to the Closing, the authorized capital stock of the Company will consist of 7,164,463 shares of Class A Common Stock (of which 5,015,318 shares are issued and outstanding), 13,707,297 shares of Class B Common Stock, (of which 1,732,477 shares are issued and outstanding), 5,656,472 shares of Class C Common Stock (of which 2,639,688 shares are issued and outstanding), and 23,257,094 shares of Common Stock (none of which are issued and outstanding). The Class A Common Stock, Class B Common Stock, Class C Common Stock and Common Stock shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(b) The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c) The Company has reserved as of the Closing:

(i) 1,131,294 shares of Class C Common Stock for issuance at Closing pursuant to this Agreement;

(ii) 1,885,490 shares of Class C Common Stock for issuance upon conversion of the principal amount of the Notes prior to the Company’s IPO (as defined in the Notes) in accordance with their terms;

(iii) 905,035 shares of Class B Common Stock for issuance upon conversion of the maximum amount of accrued interest under the Notes prior to the Company’s IPO in accordance with their terms;

(iv) 2,790,525 shares of Common Stock for issuance upon conversion of the principal and maximum amount of accrued interest under the Notes on or after the date of the Company’s IPO in accordance with their terms;

(v) 2,149,145 shares of Class A Common Stock and 3,507,327 shares of Class B Common Stock for issuance upon conversion of the Class C Shares, the Class C Note Conversion Shares and the Original Class C Shares;

(vi) 5,656,472 shares of Common Stock for issuance upon the conversion of the Class B Note Conversion Shares and the conversion of the Conversion Shares; and

(vii) 8,000,000 shares of Class B Common Stock authorized for issuance to employees, consultants and directors pursuant to the Company’s 2003 Stock Plan (the “Stock Plan”), of which options to purchase 7,154,084 shares of Class B Common Stock are issued and outstanding as of the date of this Agreement and options to purchase 518,123 shares of Class B Common Stock have previously been exercised.

(d) The outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Common Stock are owned by the stockholders and in the numbers specified in Exhibit E attached hereto.

(e) All options granted and outstanding vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(f) The Class C Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Class C Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investor; provided, however, that the Class C Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in that Amended and Restated Investor Rights Agreement by and among the Company, the Investor and certain stockholders of the Company of even date herewith in substantially the form attached hereto as Exhibit F (the “Investor Rights Agreement”). Except as set forth in the Right of First Refusal, Co-Sale and Voting Agreement by and among the Company and certain of the Company’s stockholders dated August 2, 3005 (the “ROFR, Co-Sale and Voting Agreement”), the Class C Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(g) Except for the rights provided pursuant to the Investor Rights Agreement and the ROFR, Co-Sale and Voting Agreement, or as otherwise described in this Agreement, there are no options, warrants or other rights to purchase any of the Company’s authorized and unissued capital stock.

3.4 Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements, the Restated Certificate and Bylaws has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in the Agreements may further be limited by applicable laws and principles of public policy.

3.5 Financial Statements. The Company has delivered to the Investor the unaudited balance sheet and statement of operations of the Company as of and for the 12-month period ended December 31, 2004 and unaudited balance sheet and statement of operations of the Company as of the nine-month period ended September 30, 2005 (the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Company, have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person. The Company maintains and will continue to maintain a standard system of accounting established and administered in a manner to produce financial reports in accordance with GAAP.

3.6 Changes. Since September 30, 2005, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that has had a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;

(c) any change or amendment to an agreement by which the Company or any of its assets or properties is bound or subject that has had a Material Adverse Effect;

(d) any resignation or termination of any executive officer or key employee of the Company;

(e) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other material intangible assets; or

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable.

3.7 Material Contracts. Except for the agreements explicitly contemplated hereby, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders,

writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products (each, a “Material Contract”, collectively the “Material Contracts”). All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Company is not in default under any of such Material Contracts.

3.8 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted, the lack of which would have a Material Adverse Effect. The Schedule of Exceptions contains a complete list of the Company’s patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications. Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company’s business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Company has not violated any of the Intellectual Property of any other person or entity.

3.9 Proprietary Information and Invention Assignment. Each current or former employee of the Company, and each current consultant or independent contractor used by the Company has executed a confidential information and invention assignment agreement, substantially in the form(s) delivered to the Investor.

3.10 Title to Properties and Assets; Liens. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above.

3.11 Compliance with Other Instruments. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws, each as amended to date, or of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would or could reasonably be expected to have a Material Adverse Effect. The Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, the Restated Certificate and the Bylaws and the issuance of the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares, will not result in any violation of, or conflict with, or constitute a default under, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or any of its agreements, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.12 Litigation. All pending or threatened litigation involving the Company or its assets or properties is listed on the Schedule of Exceptions. There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court or governmental agency that questions the validity of the Agreements or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a Material Adverse Effect or result in any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.13 Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (iii) such filings as may be required under applicable state securities laws, all of which shall be undertaken by the Company in a timely manner.

3.14 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.15 Registration and Voting Rights. Except as set forth in the Investor Rights Agreement and the Schedule of Exceptions, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in the ROFR, Co-Sale and Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

SECTION 4

Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as follows:

4.1 No Registration. Such Investor understands that the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares have not been, and will not be (except pursuant to the Investor Rights Agreement), registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2 Investment Intent. Such Investor is acquiring the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Notes, the Class C Shares, the Note Conversion Shares or the Conversion Shares.

4.3 Investment Experience. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies in the development stage and has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4 Speculative Nature of Investment. Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5 Access to Data. Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares. Such Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Such Investor also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

4.6 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

4.7 Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is the Commonwealth of Virginia.

4.8 Rule 144. Such Investor acknowledges that the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, in certain situations, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. Such Investor understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. Such Investor acknowledges and understands that notwithstanding any obligation under the Investor Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Such Investor acknowledges that, in the event all of the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Notes, the Class C Shares, the Note Conversion Shares, the Conversion Shares or the underlying Common Stock. Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9 No Public Market. Such Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.10 Authorization.

(a) Such Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Notes and the Class C Shares hereunder and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b) The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.11 Brokers or Finders. Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees, agents’ commissions or any similar charges in connection with the Agreements.

4.12 Tax Advisors. Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.13 Legends. Such Investor understands and agrees that the certificates evidencing the Class C Shares, the Note Conversion Shares and the Conversion Shares, or any other securities issued in respect of the Class C Shares, the Note Conversion Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, until such securities are registered, shall bear the legends required by the Investor Rights Agreement and the ROFR, Co-Sale and Voting Agreement (in addition to any legend required under applicable state securities laws).

4.14 Due Diligence. The Investor has completed its due diligence investigation on the Company to its full satisfaction.

SECTION 5

Conditions to Investor’s Obligation to Close.

The Investor’s obligation to purchase the Notes and the Class C Shares at the Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the Investor:

5.1 Representations and Warranties. The representations and warranties made by the Company in Section 3 (except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct as of such date or period, and except as otherwise modified by the Schedule of Exceptions) shall be true and correct in all material respects as of the date of such Closing.

5.2 Repayment of Outstanding Indebtedness. The Company shall have repaid all outstanding principal and interest on the Company’s line of credit facility with First National Bank and no principal and interest amount shall be outstanding on such line of credit as of the Closing Date.

5.3 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

5.4 Blue Sky. The Company shall have obtained, or have the availability of exemptions from, all necessary Blue Sky law permits and qualifications required by any state for the offer and sale of the Notes, the Class C Shares, the Note Conversion Shares and the Conversion Shares.

5.5 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.6 Closing Deliverables. The Company shall have delivered to counsel to the Investor the following:

(a) a certificate executed by the Chief Executive Officer or President of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit G, certifying the satisfaction of the conditions to closing listed in Sections 5.1, 5.3 and 5.4.

(b) a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of such Closing, with respect to the good standing of the Company.

(c) an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Closing, in substantially the form attached hereto as Exhibit H.

5.7 Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the performance by the Company of its obligations pursuant to the Agreements, the Restated Certificate and the Bylaws.

5.8 Market Standoff Agreements. All holders of the Company’s Common Stock and all holders of options and warrants to purchase the Company’s Common Stock shall have entered into market standoff agreements with the Company containing provisions substantially similar to the market standoff agreement provisions contained in Section 2.10 of the Investor Rights Agreement.

5.9 Amended & Restated Investor Rights Agreement. The Company and the Investor shall have executed and delivered the Investor Rights Agreement.

5.10 Employee Agreements. The Company shall have entered into non-compete, confidentiality, non-solicitation, intellectual property assignment and stock repurchase agreements with its employees in form or forms reasonably satisfactory to the Investor.

5.11 Board of Directors. Effective upon the Closing, the size of the Board shall be set at seven (7) members.

5.12 Proceedings. This Agreement and the transactions contemplated hereby shall have been approved by the Executive Committee of the Board of Directors of the Investor.

5.13 Due Diligence. The Investor shall have completed due diligence on the Company to their reasonable satisfaction.

SECTION 6

Conditions to Company’s Obligation to Close.

The Company’s obligation to sell and issue the Notes and the Class C Shares at the Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investor in Section 4 shall be true and correct when made and shall be true and correct as of the date of such Closing.

6.2 Covenants. All covenants, agreements and conditions contained in the Agreements to be performed by Investor on or prior to the date of such Closing shall have been performed or complied with as of the date of such Closing.

6.3 Purchase Price. The Investor shall have delivered payment of the applicable purchase price as specified in Section 2.2.

SECTION 7

Miscellaneous.

7.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger, or by recognized national overnight courier; or by facsimile with a copy sent via United States Postal Service, hand delivery, or recognized national overnight courier addressed:

(a) if to the Investor, to Carilion Health System, Carilion Roanoke Memorial Hospital, First Floor, Roanoke, Virginia 24033, Facsimile (540) 981-7670, Attention: Edward G. Murphy, M.D., President, or at such other address as shown in the Company’s records, as shall be furnished by the Investor to the Company or as may be updated in accordance with the provisions hereof, with a copy to Briggs W. Andrews, General Counsel, 213 S. Jefferson Street, 7th Floor, Suite 720, Roanoke, Virginia 24011; or

(b) if to the Company, to Luna Innovations Incorporated 2851 Commerce Street Southeast, Blacksburg, Virginia 24060, Facsimile (540) 951-0760, Attention: Dr. Kent Murphy, or at such other address as the Company shall have furnished to the Investors, with a copy to Trevor J. Chaplick, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 11921 Freedom Drive, Suite 600, Reston, Virginia 20190, Facsimile (703) 734-3199.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or via overnight courier, or, if sent via fax, upon delivery as evidenced by a confirmation (unless sent after 5:00 pm on a business day, in which case such delivery shall be deemed to have occurred at 9:00 am on the following business day), or if sent by mail, at the earlier of its receipt or three business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.4 Brokers or Finders. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 4.11.

7.5 Expenses. The Company and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.6 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of two years following the Closing.

7.7 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure only to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto (including transferees of the Notes or any Class C Shares, Note Conversion Shares or Conversion Shares).

7.8 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.9 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.13 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the jurisdiction of, and venue in, the state courts in the Commonwealth of Virginia (or in the event of federal jurisdiction, the courts of the Western District of Virginia).

7.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.15 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

7.16 Jury Trial. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

LUNA INNOVATIONS INCORPORATED
a Delaware corporation

By:	/s/ Kent A. Murphy
Name:	Kent A. Murphy
Title:	CEO

SIGNATURE PAGE TO CLASS C COMMON STOCK AND NOTE PURCHASE AGREEMENT

“INVESTOR”

CARILION HEALTH SYSTEM

By:	/s/ Edward G. Murphy
Name:	Edward G. Murphy, M.D.
Title:	Pres./CEO

SIGNATURE PAGE TO CLASS C COMMON STOCK AND NOTE PURCHASE AGREEMENT

EXHIBIT A

FORM OF NOTE

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT C

SCHEDULE OF NOTES AND CLASS C COMMON STOCK INVESTMENTS

Description of Security	Aggregate Purchase Price
Senior Convertible Promissory Note	$1,000,000.00
Senior Convertible Promissory Note	$1,000,000.00
Senior Convertible Promissory Note	$1,000,000.00
Senior Convertible Promissory Note	$1,000,000.00
Senior Convertible Promissory Note	$1,000,000.00
1,131,294 Shares of Class C Common Stock	$2,999,999.37

$7,999,999.37

EXHIBIT D

SCHEDULE OF EXCEPTIONS

EXHIBIT E

SCHEDULE OF COMMON STOCK OUTSTANDING

EXHIBIT F

FORM OF AMENDED & RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT G

LUNA INNOVATIONS INCORPORATED

COMPLIANCE CERTIFICATE

Pursuant to Section 5.7 of the Class C Common Stock and Note Purchase Agreement (the “Agreement”), dated as of December 30, 2005, by and among Luna Innovations Incorporated, a Delaware corporation (the “Company”) and Carilion Health System, the undersigned certifies on behalf of the Company as follows:

1. He is the President and Chief Executive Officer of the Company;

2. Except as set forth in or modified by the Schedule of Exceptions, the representations and warranties of the Company set forth in Section 3 of the Agreement are true and correct in all material respects as of the date hereof;

3. The Company has repaid all outstanding principal and interest on the Company’s line of credit facility with First National Bank and no principal and interest amount is outstanding on such line of credit as the date hereof; and

4. The Company has performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed by the Company on or prior to the Closing in all material respects.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the undersigned has executed this certificate as of December 30, 2005.

LUNA INNOVATIONS INCORPORATED

By:	/s/ Kent A. Murphy
Dr. Kent A. Murphy
President and Chief Executive Officer

EXHIBIT H

OPINION OF COUNSEL TO THE COMPANY